ADT INC.
2018 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT SPECIAL EQUITY AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT SPECIAL EQUITY AWARD AGREEMENT (this “Agreement”), is entered into as of March 9, 2020 (the “Date of Grant”), by and between ADT Inc., a Delaware corporation (the “Company”), and [________] (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the ADT Inc. 2018 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).
WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units (“RSUs”) may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the RSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Units.
(a)    Grant. The Company hereby grants to the Participant a total of [_____] RSUs, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The RSUs shall vest in accordance with Section 2. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.
(b)    Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
2.Vesting; Settlement.
(a)    Vesting. Except as may otherwise be provided herein, the RSUs shall vest in equal installments on each of the first three (3) anniversaries of the Date of Grant (each such date, a “Vesting Date”), subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or any of its Affiliates through the applicable Vesting Date. Any fractional RSU resulting from the application of the vesting schedule shall be aggregated and the RSU resulting from such aggregation shall vest on the final Vesting Date. Upon vesting, the RSUs shall no longer be subject to cancellation pursuant to Section 4 hereof.

(b)    Settlement. Each RSU shall be settled within 10 days following the Vesting Date in shares of Common Stock.
(c)    Transfer Restriction on Common Stock Received on Settlement of RSUs. Shares of Common Stock delivered to the Participant upon settlement of RSUs may not be Transferred (as defined in Section 9(a)); provided, however, if the Investor sells or otherwise disposes of any of its shares of Common Stock, then the Participant will be permitted to Transfer a prorated portion of the shares of Common Stock acquired upon settlement of the RSUs granted hereunder. The number of shares of Common Stock that may be Transferred by the Participant at such time shall be equal to the product of (i) the net shares of Common Stock that have been delivered upon settlement of the RSUs, after satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations, by (ii) the proportion of the Investor’s shares of Common Stock sold or otherwise disposed of by the Investor. Notwithstanding the preceding, the Committee reserves the ability at any time to unilaterally waive, in whole or in part, the Transfer restrictions set forth in this Section 2(c).
3.Dividend Equivalents.
(a)    In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be entitled on the payment date of such Dividend to receive a current cash payment of dividend equivalents in an amount equal to the product of (x) the unvested RSUs outstanding at the time of the payment of such Dividend multiplied by (y) the amount of the Dividend payable per share of Common Stock for such Dividend.
(b)    To the extent that prior to March 9, 2023, the Participant’s employment is terminated (i) by the Company for Cause or (ii) by the Participant other than as a result of (x) a Good Reason Resignation or (y) Retirement (each such circumstance in clause (i) or (ii), a “Bad Leaver” termination), then, except as provided in Section 3(c) below, 100% of the dividend equivalents that have been paid with respect to the Participant’s unvested RSUs as of the date of such termination shall be subject to clawback by the Company and the Participant will be required to repay the amount of such previously paid dividend equivalents promptly in immediately available funds and in no event later than thirty (30) days after such Company request.
(c)    Notwithstanding the foregoing provisions, the Company’s ability to clawback any dividend equivalents paid with respect to the Participant’s unvested RSUs shall lapse as follows:

Bad Leaver Termination Date	Percentage of Dividends Paid In Respect of Unvested RSUs as of the Date of Termination Subject to Clawback
Prior to March 9, 2021	100%
On or after March 9, 2021and before March 9, 2022	66 2/3%
On or after March 9, 2022 and before March 9, 2023	33 1/3%
On or after March 9, 2023	0%

(d)    If the Participant’s employment is terminated either (i) by the Company without Cause (including, due to the Participant’s death or Disability), (ii) by the Participant as a result of the Participant’s Good Reason Resignation or (iii) by the Participant as a result of the Participant’s Retirement prior to March

9, 2023, then the Company shall not be permitted to claw back any dividend equivalents previously paid in respect of the Participant’s then-unvested RSUs.
(e)    For purposes of this Section 3 only, a “Good Reason Resignation” shall have the meaning set forth in Section 4(e)(ii); provided, however that all references to the phrase “as in effect immediately prior to the Change in Control” in subsections (A), (B) and (C) shall be disregarded and instead the phrase “as in effect immediately prior to such change” shall be substituted for such phrase. Further, for purposes of this Section 3 only, a “Good Reason Resignation” shall apply regardless of whether or not a Change in Control has occurred.
(f)    The Committee reserves the ability at any time to unilaterally amend the provisions of this Section 3 to eliminate the obligation to pay dividend equivalents currently and in cash and instead to provide that the Participant be credited, as of the payment date for such Dividend, with an additional number of RSUs (each, an “Additional RSU”) equal to the quotient obtained by dividing (x) the product of (i) the number of RSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share, by (y) the Fair Market Value per share on the payment date for such Dividend, such quotient to be rounded to the nearest hundredth. Once credited, each Additional RSU shall be treated as an RSU granted hereunder and shall be subject to all terms and conditions set forth in this Agreement and the Plan.
4.Termination of Employment or Services.
(a)    Generally. Except as otherwise provided herein, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates terminates for any reason, all unvested RSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.
(b)    Death or Disability. Notwithstanding anything to the contrary in Section 4, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates terminates due to the Participant’s death or Disability, then all unvested RSUs shall become fully vested as of the date of such termination which shall be the final Vesting Date. Notwithstanding anything to the contrary in Section 2(b), in the event of the Participant’s death, the RSUs will be settled within 90 days following the date of the Participant’s death.
(c)    Retirement. Notwithstanding anything to the contrary in Section 4, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates terminates due to the Participant’s Retirement (defined below) more than twelve (12) months after the Date of Grant, the RSUs will vest on a prorated basis as of the date of Retirement, which shall be the final Vesting Date, based on the number of full months of service completed commencing on the Date of Grant and ending on the date of Retirement, divided by the number of full months required to achieve complete vesting (with an offset for RSUs previously vested and settled). Each RSU that vests in accordance with this Section 4(c) shall be settled in accordance with the terms of Section 2(b). Notwithstanding the foregoing, the Participant shall not be eligible for such prorated vesting if the Participant’s voluntary termination of employment with or service to the Company or any of its Affiliates is a result of the Participant’s Retirement less than twelve (12) months after the Date of Grant. For purposes of this Section 4(c), “Retirement” shall mean a termination of the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates as a result of the Participant’s voluntary resignation on or after age 55 if the sum of the Participant’s age and full years of service with the Company is at least 60.

(d)    Termination Without Cause. Notwithstanding anything to the contrary in Section 4, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates is terminated by the Company without Cause, either prior to, or more than 24 months after, the date of a Change in Control, the RSUs will vest on a prorated basis as of the date of termination, which shall be the final Vesting Date, based on the number of full months of service completed commencing on the Date of Grant and ending on the date of such termination, divided by the number of full months required to achieve complete vesting (with an offset for RSUs previously vested and settled). Each RSU that vests in accordance with this Section 4(d) shall be settled in accordance with the terms of Section 2(b).
(e)    Change in Control.
(i)    Notwithstanding anything to the contrary in Section 4, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to the Company or any of its Affiliates is terminated by the Company without Cause or by the Participant as a result of a Good Reason Resignation (defined below), in either case during the 24-month period after the date of a Change in Control, then all unvested RSUs shall become fully vested as of the date of such termination, which shall be the final Vesting Date. Each RSU that vests in accordance with this Section 4(e) shall be settled in accordance with the terms of Section 2(b).
(ii)    For purposes of this Agreement, “Good Reason Resignation” (i) shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “good reason resignation” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, means any termination of the Participant’s employment or service with the Company and its Affiliates by the Participant that is caused by any one or more of the following events that occurs during the period beginning 60 days prior to the date of a Change in Control and ending 24 months after the date of such Change in Control:
(A)    Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control that represent a material diminution of such duties, or any other action by the Company that results in a material diminution in such authority, duties or responsibilities;
(B)     Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location that is more than 50 miles from the Participant’s principal place of business immediately preceding the Change in Control, provided that such change in location extends the commute of such Participant; or
(C)    Without the Participant’s written consent, a material reduction to the Participant’s base compensation and benefits, taken as a whole, as in effect immediately prior to the Change in Control.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within 90 days after the event that gives rise to the Good Reason Resignation. Within 30 days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the 30-day period, the Participant must terminate employment or service with the Company based on Good Reason Resignation within 30 days after the expiration of the cure period.
5.Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the RSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the RSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.
6.Compliance with Legal Requirements.
(a)    Generally. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.
(b)    Tax Withholding. Vesting and settlement of the RSUs shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the RSUs or otherwise the amount of any required withholding taxes in respect of the RSUs, their settlement or any payment or transfer of the RSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts), including the right to sell the number of shares of Common Stock that would otherwise be available for delivery upon settlement of the RSUs necessary to generate sufficient proceeds to satisfy withholding obligations. The Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Participant upon settlement of the RSUs with a Fair Market Value equal to such withholding liability.
7.Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the RSU award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or any violation of any of the covenants set forth on Exhibit A attached hereto or any other non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the RSUs, the sale or other transfer of the RSUs, or the sale of shares of Common Stock acquired in respect of the RSUs (provided that the RSUs vested during the 12-month period immediately prior to the Participant’s adverse activity), and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall promptly repay any such excess amount to the Company. To the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement). For the avoidance of doubt, the provisions of Section 3 shall not supersede or prevent the Company from applying the provisions of this Section 7 in any way. In the event that a clawback applies under this Section 7, then the Company shall be permitted to apply the clawback to any dividend equivalents previously paid to the Participant.

8.	Restrictive Covenants.
(a)    Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Agreement.
(b)    In the event that the Participant violates any of the restrictive covenants referred to in this Section 8, in addition to any other remedy that may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

9.	Miscellaneous.
(a)    Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.
(b)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(c)    Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.
(d)    General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.
(e)    Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.
(f)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(g)    No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.
(h)    Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from adjustment of the RSUs pursuant to Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.
(i)    Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.
(j)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(k)    Entire Agreement. This Agreement (including Exhibit A attached hereto) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants in Exhibit A hereto, in accordance with the terms of such agreement.

No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 13 of the Plan.
(l)    Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(i)    Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the RSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.
(ii)    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
(m)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(n)    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
(o)    Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).
(p)    Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

ADT LLC,

By:
Name:
Title:

PARTICIPANT

[Insert Name]

[Signature Page to Restricted Stock Unit Special Equity Award Agreement]

Exhibit A

Restrictive Covenants
By accepting the grant of the RSUs hereunder, in addition to any other representations, warranties, and covenants set forth this Agreement, the Participant agrees to be subject to and comply with the following covenants.

1.
Confidentiality. The Participant hereby agrees that during the Participant’s employment or service with the Company or its Subsidiaries, and thereafter, the Participant will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or the Subsidiary.

2.
Non-Competition. Except as prohibited by law, the Participant hereby agrees that during the Participant’s employment or service with the Company or its Subsidiaries, and for the one year period following the Participant’s termination of employment or service for any reason, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by or provide services to, any person or entity engaged in any business that is (i) located in or provides services or products to a region with respect to which the Participant had substantial responsibilities while employed or engaged by the Company or its Subsidiaries, and (ii) competitive, with (A) the line of business or businesses of the Company or its Subsidiaries that the Participant was employed with or engaged by during the Participant’s employment or service (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of the Company or its Subsidiaries with respect to which the Participant had substantial exposure during such employment or service.

3.
Non-Solicitation. Except as prohibited by law, the Participant further agrees that during the Participant’s employment or service with the Company or its Subsidiaries, and for the two-year period thereafter, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or any of its Subsidiaries to leave their employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or any of its Subsidiaries to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, or representatives.

4.
The Participant acknowledges and agrees that irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Agreement, including the covenants of confidentiality, non-competition and non-solicitation. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant acknowledges and agrees the non-competition and non-solicitation provisions contained in this Agreement are expressly intended to benefit the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) and its successors and assigns; and the Participant expressly authorizes the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions. In the event of any breach or violation by the Participant of any of the

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restrictive covenants in this Exhibit A, the time period of such covenant with respect to the Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

5.
The covenants in this Exhibit A are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Exhibit A relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

6.
All of the covenants in this Exhibit A shall be construed as an agreement independent of any other provisions in Exhibit A, and the existence of any claim or cause of action the Participant may have against the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries), whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) of such covenants.

7.
The Participant has carefully read and considered the provisions of this Exhibit A and, having done so, agrees that the restrictive covenants in this Exhibit A impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) and their respective officers, directors, employees, and equityholders.

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